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Ramco-Gershenson Properties Trust
31500 Northwestern Highway, Suite 300
Farmington Hills, MI 48334
(248) 350-9900
FAX:  (248) 350-9925
NYSE: RPT

Contact: Dennis Gershenson, President & CEO
         or Richard Smith, CFO
PHONE:   (248) 350-9900
FAX:     (248) 350-9925

RAMCO-GERSHENSON ACQUIRES PARTNER'S INTEREST IN RIVER CITY MARKETPLACE IN JACKSONVILLE, FLORIDA

FARMINGTON HILLS, Mich., April 20, 2007 --- Ramco-Gershenson Properties Trust (NYSE:RPT) announced today that it has purchased its partner's interest in Ramco Jacksonville LLC, and is now the sole owner in the newly developed River City Marketplace in Jacksonville, Florida.

In November of 2006, Ramco-Gershenson celebrated the grand opening of the River City Marketplace with over 600,000 square feet of retail space including nine anchor tenants available to customers at the time of the event. As of today, the shopping center has three additional anchors and a number of new ancillary tenants under construction bringing the retail commitments to over 850,000 square feet. River City Marketplace is the largest retail center in the North Jacksonville area and is strategically located at the Jacksonville Airport exit on I-95. Upon completion the entire complex will encompass over 1.2 million square feet of retail, restaurants and service uses.

"River City Marketplace has been a tremendously successful project for our Company", said Dennis Gershenson, President and Chief Executive Officer. "As the center neared completion, we were approached by our partner who was interested in monetizing his profit. We were very happy to acquire the remaining ownership interest in this asset as it will be a great addition to our core shopping center portfolio."

About Ramco-Gershenson Properties Trust

Ramco-Gershenson Properties Trust, headquartered in Farmington Hills, Michigan, is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT), which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally. Ramco-Gershenson owns interests in 84 shopping centers totaling approximately 18.8 million square feet of gross leasable area in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, North Carolina, and Maryland. For further information on Ramco-Gershenson Properties Trust visit the Company's website at www.rgpt.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and should be reviewed in conjunction with the Company's filings with the U.S. Securities and Exchange Commission and other publicly available information regarding the Company. Management of Ramco-Gershenson believes that expectations reflected in forward-looking statements are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Company's properties are located, the performance of tenants at the Company's properties as well as other factors discussed in the Company's filings with the Securities and Exchange Commission.

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